Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden California Municipal Fund- California Income Series:

We consent to the incorporation by reference in the registration statement (Nos. 811-04024 and 002-91215) on Form N-1A of Dryden California Municipal Fund- California Income Series (the “Fund”) of our report dated October 26, 2007, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Fund as of August 31, 2007, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, which report appears in the August 31, 2007 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York
October 26, 2007